UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2022

GOLDEN DEVELOPING SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-56051	82-2911016
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

PO Box 460573, Fort Lauderdale, FL 33346

(Address of Principal Executive Office) (Zip Code)

(623) 826-5206

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 20, 2022, Golden Developing Solutions, Inc., a Nevada corporation (the “Company”) entered into a Settlement and Exchange Agreement (the “Settlement Agreement”), with Renaissance Health Publishing, LLC, a Florida limited liability company (“Renaissance”) and Renown Health LLC, a Florida limited liability company (“Renown”), as well as Leonite Capital, LLC, a Delaware limited liability company (“Leonite”), in settlement of the obligations of the Company, Renaissance and Renown to Leonite, under a certain “Note” and “Security Agreement” (each described hereinafter) to Leonite.

Pursuant to the Settlement Agreement, the Company had issued a Senior Secured Convertible Promissory Note to Leonite dated as of March 16, 2021, in the original principal amount of $588,235.29 (the “Note”), as well as a Securities Purchase Agreement of even date therewith (the “Securities Agreement”). The Note was funded in two tranches of $65,000 and $50,000 respectively, with the first tranche advanced on April 8, 2021, and the second tranche advanced on November 4, 2021. The obligations of the Company under the Note are secured pursuant to the terms of the security and pledge agreement dated April 8, 2021  (the “Security and Pledge Agreement” and collectively with the Note, the Securities Agreement, and the other documents executed in connection therewith, the “Transaction Documents”).

The Parties settled the Company’s obligations under the Note, Securities Agreement, and Security and Pledge Agreement , including a balance due of one hundred twenty-three thousand five hundred five dollars and 58/100 cents ($123,505.58) (the “Outstanding Balance”), per the following settlement arrangement:

1.               The Company shall cause to be delivered to Leonite 62,000,000 shares of common stock (the “Settlement Shares”), in exchange for the Note, upon the following schedule with time being of the essence:

(a)	30,000,000 shares of common stock immediately but in no event more than three (3) business days;

(b)	The remainder of the shares of common stock in 30 days. Provided however, that if the issuance of such shares would result in beneficial ownership by Leonite and its affiliates of more than 4.99% of the outstanding Common Shares, then such issuance shall be delayed until requested by Leonite. Notwithstanding the preceding sentence, the limitations on conversion may be waived up to a maximum of 9.99% by Leonite upon, at its election, not less than 61 days’ prior notice to Company. Furthermore, the provisions of the conversion limitation shall continue to apply until such 61st day, or such later date, as determined by Leonite, as may be specified in such notice of waiver.

2.               Leonite had agreed that for a period of three months following the Effective Date, with regards to the Settlement Shares, Leonite shall be limited to selling, on each trading day, the greater of (i) 10% of the daily trading volume of the Company’s ordinary shares; and (ii) 1,000,000 per day, subject to splits and adjustments, whichever is greater. The leak out amount shall accrue for each calendar day based on the volume on the last prior trading day and will be eligible to be sold on any subsequent day. Upon request, Leonite shall furnish daily trade dates within three (3) business days following such request.

3.               Upon the initial issuance and the subsequent issuance of the Settlement Shares , the Outstanding Balance will be deemed to have been satisfied in full and Leonite shall terminate any UCC filings and provide a customary satisfaction letter upon request.

The Settlement Agreement includes customary general releases, representations, warranties and covenants by the respective parties.

The foregoing descriptions of the Settlement Agreement, Note and Securities Agreement are qualified in their entirety by reference to the Settlement Agreement, Note and Securities Agreement, copies of which are filed herewith as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

2

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K with respect to the Settlement Agreement is incorporated by reference in this Item 3.02. The Settlement Shares issued pursuant to the Settlement Agreement were not registered under the Securities Act of 1933, as amended (the “Securities Act”), and were issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1*	Settlement and Exchange Agreement, dated October 20, 2022, as between the registrant, Renaissance Health Publishing, LLC, Renown Health LLC and Leonite Capital, LLC.
10.2*	Senior Secured Convertible Promissory Note, dated March 16, 2021, as between the registrant Renaissance Health Publishing, LLC, Renown Health LLC and Leonite Capital, LLC.
10.3*	Securities Purchase Agreement, dated March 16, 2021, as between the registrant, Renaissance Health Publishing, LLC, Renown Health LLC and Leonite Capital, LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN DEVELOPING SOLUTIONS, INC.

Date: October 28, 2022	By:	/s/ Stavros Triant
Stavros Triant, Chief Executive Officer

3